Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Royal Bank of Canada of our report dated December 3, 2024 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, which appears in Exhibit 2 to Royal Bank of Canada’s Annual Report on Form 40-F for the year ended October 31, 2024.

We also consent to the reference to us under the heading “Experts” in the Annual Information Form, which is filed as Exhibit 1 to Royal Bank of Canada’s Annual Report on Form 40-F for the year ended October 31, 2024, which is incorporated by reference in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants Toronto, Canada

June 6, 2025

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